Exhibit 10(c)
SEVERANCE AGREEMENT


         THIS SEVERANCE AGREEMENT is made as of the 1st day of December 1997, between FIDELITY FEDERAL BANCORP (the "Company"), an Indiana corporation and registered savings and loan holding company under Section 10(b)(1) of the Home Owners' Loan Act, as amended, and the owner of 100% of the issued and outstanding stock of United Fidelity Bank (the "Savings Bank"), and M. BRIAN DAVIS, President and CEO of the Company and the Vice Chairman of the Savings Bank (the "Executive").

                              W I T N E S S E T H:


         WHEREAS, the Company desires to assure continuity of its and the Savings Bank's management; to enable its and the Savings Bank's executives to devote their full attention to management responsibilities and, when faced with a possible Change in Control (as defined herein), to help the Board of Directors assess options and advise as to the best interest of the Company and its shareholders without being influenced by the uncertainties of their own situations; and to demonstrate to executives the interests of the Company in their well-being and fair treatment in the event of a Change in Control; and

         WHEREAS, to that end, the Company desires to assure Executive that he will receive certain benefits following a Change in Control (as defined below) of the Company, subject to the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and of the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

         1. Term. The term of this Agreement shall begin on December 1, 1997 (the "Effective Date") and shall end on December 1, 1999, unless terminated as provided herein; provided, however, that such term shall be extended for an additional year on each anniversary of the Effective Date if Company's Board of Directors determines by resolution to extend this Agreement prior to such anniversary and such extension is not objected to by Executive pursuant to written notice to Company at least 90 days prior to such anniversary. If the Term (as defined below) is not extended as provided herein, the term of this Agreement shall end two years subsequent to the anniversary of the Effective Date for which no extension was made (such term including any extension thereof shall herein be referred to as the "Term"). Notwithstanding the foregoing, this Agreement shall automatically terminate without notice at 11:59 p.m. on the day immediately preceding the day the Executive attains seventy (70) years of age.

         2.   Benefits Upon a Change in Control.
              ---------------------------------

              (a) The Company shall provide Executive with the benefits set forth in Section 2(c) hereof upon any termination of Executive's employment by the Company and the Savings Bank during that two (2) year period following a Change in Control (as defined below) which occurs during the term of this Agreement for any reason except the following:

              (i) Termination for cause. "Cause" shall be defined as (A) action by Executive involving personal dishonesty; incompetence; willful misconduct; breach of fiduciary duty involving personal profit; intentional failure to perform stated duties; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order; or gross negligence which has or may reasonably be expected to have a material adverse effect on the financial condition or reputation of the Company or the Savings Bank, (B) termination of Executive pursuant to the requirement or direction of a federal or state regulatory agency having jurisdiction over the Company or the Savings Bank, (C) conviction of Executive of the commission of any criminal offense involving dishonesty or breach of trust, or
              (D) any material breach by Executive of a material term, condition or covenant of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for cause unless there shall have been delivered to Executive a copy of a notice of termination from the Company accompanied by a resolution duly adopted by a majority of the directors then in office, finding that in the good faith opinion of the directors, the termination of Executive's employment is for cause, specifying the particulars thereof in detail, and granting an opportunity, following a reasonable period of time, for Executive, together with his counsel, to be heard before the Board of Directors;

              (ii) Disability of the Executive, as determined under the policies and procedures of the Company as in effect immediately prior to such Change in Control. Termination pursuant to this
              Section 2(a)(ii) shall not affect any rights which Executive may have under any disability policy or program of the Company;

              (iii) Voluntary retirement of the Executive in accordance with policies and procedures of the Company in effect immediately prior to the Change in Control; or

              (iv)   Death of the Executive.



              (b) The Company shall also provide Executive with the benefits set forth in Section 2(c) if a Change in Control occurs during the term of this Agreement and Executive terminates his employment during the two (2) year period following the Change in Control after the happening of one or more of the following events:

              (i) Without the express written consent of Executive, the assignment of Executive to any duties materially inconsistent with his positions, duties, responsibilities or status with the Company immediately prior to the Change in Control or a substantial reduction of his duties or responsibilities;

              (ii) A reduction by the Company in the compensation or benefits of Executive in effect immediately prior to the Change in Control, or any failure to include Executive in any bonus or benefit plans as may be offered by the Company from time to time;

              (iii) A requirement that Executive be based anywhere other than Evansville, Indiana, except for required travel pertaining to the Company's business in accordance with the Company's management practices in effect prior to a Change in Control;

              (iv) Any purported termination of Executive's employment for cause as defined in Section 2(a)(i) above or for disability without grounds;

              (v) Any failure of the Company to obtain the assumption of the obligation to perform this Agreement by any successor as contemplated in Section 9(b) hereof; or

              (vi) Any material breach by the Company of any of the provisions of this Agreement or any failure by the Company to carry out any of its obligations hereunder.

              (c) Subject to the terms and conditions of this Agreement, including Sections 2(a) and 2(b) above, the Company shall pay to Executive the amounts provided in (i) and (ii) below at the time and in the manner provided, less any withholding therefrom under applicable federal, state or local income tax, other tax, or social security laws or similar statutes, and shall provide to Executive the benefits provided in (iii) below upon termination of his employment with the Company.

              (i) Within thirty (30) days of his date of termination following a Change in Control (as defined below), the Company shall pay to Executive a lump sum single payment in readily available funds, equal to the aggregate of the following:


                     (A) Executive's base salary, at his then-effective annual rate, through the date of termination of his employment; plus

                     (B) An amount computed by the actuary for Financial Institutions Retirement Fund (or any other retirement plan in which the Company participates in the future instead of the Financial Institutions Retirement Fund) (the "Plan") based on the actuarial assumptions for the Plan and the Plan's actuarial equivalency determination procedures as in effect on the date of the Executive's termination of employment with the COMPANY AND THE SAVINGS BANK, equal to the present value of the Executive's Accrued Benefit as defined in the Plan computed as if the Executive had remained in the employ of the Company and the Savings Bank for 2 years after his termination of employment and had received the same compensation from the Company or the Savings Bank for determining benefits under the Plan, as defined in the Plan, being paid to him at the time of his termination of employment for that 2 year period, and assuming Credited Service as defined in the Plan continues for that 2 year period, minus the present value of the Executive's Accrued Benefit under the Plan as computed on the date of termination.

              (ii) The Company shall further pay to Executive an aggregate amount equal to 2.99 times the annualized base salary for the current year and 2.99 times the bonus paid to the Executive by the Company and/or the Savings Bank in the previous fiscal year prior to the date of termination. Payment of such amount shall be made in semi-monthly installments each equal to 1/48th of such amount payable in the same sequence of semi-monthly payments as followed by the Company or the Savings Bank for the payment of salary, beginning on the first salary payment date following the date of termination and continuing until paid in full, or at the option of Executive, in a lump sum no later than thirty (30) calendar days following the date of termination.

              (iii) In addition, in lieu of the COBRA coverage otherwise available to the Executive, the Company shall maintain in full force and effect for the continued benefit of the Executive for three (3) years following the date of termination, all employee welfare plans and programs in which the Executive was entitled to participate immediately prior to the date of termination provided that the Executive's continued participation is possible under the general terms and provisions of such plans and programs. The Executive shall pay all costs associated with obtaining such benefits for the first 24 months following the date of termination, but will be promptly reimbursed for such costs by the Company.


              The Executive shall not be entitled to reimbursement for the costs of such coverage for the next 12 months. In the event that the Executive's participation in any such plan or program is or becomes barred or unavailable, the Company shall pay to the Executive the difference between the costs to the Executive pursuant to the terms of this Agreement had (he)(she) been able to continue participation in such plans and programs and the cost to the Executive of obtaining benefits substantially similar to those which the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is or becomes barred or rendered unavailable. Executive's rights to such benefits shall be reduced to the extent that Executive is eligible for comparable benefits supplied by a subsequent employer.

              (iv) The Company will permit Executive or his personal representative(s) or heirs, during a period of twelve months following Executive's termination of employment which results in the obligation of the Company to make payments pursuant to Section 2(c) of this Agreement (but in no event later than the date upon which the subject stock option expires pursuant to its terms), to require Company, upon written request, to purchase all outstanding stock options previously granted to Executive under any stock option plan of Company then in effect whether or not such options are then exercisable or have terminated at a cash purchase price equal to the amount by which the aggregate "fair market value" of the shares subject to such options exceeds the aggregate option price for such shares. For purposes of this Agreement, the term "fair market value" shall mean the higher of (1) the average of the highest asked prices for Company shares in the over-the-counter market as reported on the NASDAQ system if the shares are traded on such system for the 30 business days preceding such termination, or (2) the average per share price actually paid for the most highly priced 1% of the Company shares acquired in connection with the Change of Control by any person or group acquiring such control.

Provided, however, if the aggregate present value of the above payments which may be considered a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") shall equal or exceed three (3) times the Executive's base amount ("Base Amount"), as such term is defined in Section 280G of the Code, then such aggregate payment shall be reduced to the highest payment which is not three (3) times such Base Amount. The sole purpose of the limitation imposed by this provision is to preclude the amount payable pursuant to this Section 2(c) from being characterized as an "excess parachute payment" under section 280G of the Code. It is the intention of the parties that this subsection be interpreted and construed in a manner so as to allow the greatest dollar payment to Executive without such payment being classified as an "excess parachute payment," as such term is defined by section 280G of the Code.

The Company and Executive agree that any dispute under this Section 2(c) of the application of the limitation of section 280G of the Code shall be resolved by an opinion of competent counsel selected by and acceptable to the Company and Executive. Counsel's fee for the opinion required herein shall be paid by the Company.

              (d) For the purposes of this Agreement, a "Change in Control" shall mean (i) any merger, consolidation, share exchange, or other combination or reorganization involving the Company (collectively referred herein as a "Transaction"), irrespective of which party is the surviving entity, excluding any Transaction (A) involving the Company solely in connection with the acquisition by the Company of any subsidiary, (B) any Transaction involving the Company in which the shareholders of the Company immediately prior to such Transaction own at least a majority of the issued and outstanding voting securities of the surviving entity immediately subsequent to such Transaction and individuals who were directors of the Company immediately prior to such Transaction constitute at least a majority of the Board of Directors of the surviving entity immediately subsequent to such Transaction, or (C) any Transaction involving any employee benefit plan sponsored by the Company or the Savings Bank or any subsidiary thereof; (ii) any sale, lease, exchange, transfer, or other disposition of all or any substantial part of the assets of the Company; (iii) any acquisition by any person or entity, directly or indirectly, of the beneficial ownership of 25% or more of the outstanding voting stock of the Company, excluding acquisitions by individuals or entities who at the date of this Agreement were either a Director of the Company or the beneficial owner (either directly or indirectly) of 10% or more of the voting securities of the Company; (iv) during any period of 2 consecutive years during the term hereof, individuals who at the date of the Agreement constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election of each Director (who was not a Director of the Company at the date of this Agreement) at the beginning of such Director's term has been approved by Directors representing at least two-thirds of the Directors then in office who were Directors on the date of this Agreement.

              (e) Any termination of Executive's employment for the reasons set forth in Section 2(a) (except for reason of Executive's death) or by Executive for the reasons set forth in Section 2(b) shall be communicated by written "Notice of Termination" to the other party, delivered in a manner provided in Section 14 hereof. Any "Notice of Termination" given by Executive pursuant to Section 2(b), or given by the Company in connection with a termination as to which the Company believes it is not obligated to provide Executive with the benefits set forth in Section 2(c), shall indicate the specific provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. "Date of termination" for the purposes of this Agreement shall mean the date on which such "Notice of Termination" is given.

              (f) Notwithstanding anything to the contrary in this Agreement, the Executive shall not be entitled to any payments or benefits pursuant to the terms of this Agreement after he attains seventy (70) years of age.

         3. Payment of Certain Costs of Executive. If a dispute arises regarding a termination of Executive's employment subsequent to a Change in Control or the interpretation or enforcement of this Agreement and Executive obtains a final judgment in his favor from a court of competent jurisdiction or his claim is settled by the Company prior to the rendering of a judgment by such a court, all legal fees and expenses incurred by Executive in contesting or disputing any such termination or seeking to obtain or enforce any right or benefit provided for in this Agreement or in otherwise pursuing his claim will be paid by the Company, to the extent permitted by law.

         4. Moving Expenses. In the event of termination of Executive's employment subsequent to a Change in Control, Executive shall be reimbursed by the Company for any moving expenses incurred by him in relocating to the place of subsequent employment in the event such cost is not paid by the subsequent employer. Such expenses shall include reasonable selling expenses of his residence. Such expenses shall be reimbursed within thirty (30) days of Executive's submission of an itemized listing of the same to the Company.

         5. Surrender of Company Records. Upon termination of Executive's employment for any reason, he shall immediately surrender to the Company all Company and Savings Bank records, notes, documents, forms, manuals or other written or printed material, and all copies thereof, in his possession or control, which pertains to the business of the Company and/or Savings Bank and which would not be available publicly. Executive agrees that all of the foregoing shall be and remain the sole and exclusive property of the Company and/or Savings Bank.

         6. Covenant of Confidentiality. Executive shall keep confidential and not improperly divulge for the benefit of another party or use for his own benefit, the Company's and Savings Bank's confidential information including, but not limited to, business secrets relating to the Company's and Savings Bank's finances, operations and customer lists. All of the Company's and Savings Bank's confidential information shall be the sole and exclusive property of the Company and/or Savings Bank.

         7. Termination. This Agreement shall automatically terminate without notice prior to any Change in Control if the Executive shall resign, retire, become permanently and totally disabled, voluntarily take another position requiring a substantial portion of his time or die. This Agreement shall also automatically terminate without notice if Executive's employment as an officer of the Company or the Savings Bank shall have been terminated for any reason by the Board of Directors of the Company or the Savings Bank prior to the Company or the Savings Bank entering into any definitive, binding agreement which contemplates a Change in Control of the Company or the Savings Bank.

         8. Severability. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         9.   Parties Bound.
              -------------

              (a) All provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto, their heirs, personal representatives, successors and assigns.

              (b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company pursuant to a Change in Control, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be deemed a material breach of this Agreement.

              (c) If Executive should die while any amounts are payable to him hereunder, this Agreement shall inure to the administrators, heirs, distributees, devisees and legatees and all amounts payable hereunder shall then be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to his estate.

         10.  Effect and Modification.
              -----------------------

              (a) This Agreement comprises the entire agreement between the parties with respect to the subject matter hereof and supersedes all earlier agreements relating to the subject matter hereof. No statement or promise, except as herein set forth, has been made with respect to the subject matter of this Agreement. The headings of the individual sections herein are for convenience only and shall not be deemed to be a substantive part of this Agreement. No modification or amendment hereof shall be effective unless in writing and signed by Executive and the Company.

              (b) This Agreement does not provide a guarantee of continued employment nor does it create an express or implied contract of employment and the Executive acknowledges that no employment relationship is created in any manner by this Agreement and that he may be terminated at any time.

              This Agreement is not intended to and shall not be deemed to be in lieu of any rights, benefits and privileges to which Executive may be entitled as an executive of the Company under any retirement, pension, profit sharing, stock ownership, stock option, insurance or hospital plan or other plans, benefits, programs and policies which may now be in effect or which may hereafter be adopted. It is understood that Executive shall have the same rights and privileges to participate in such plans, benefits, programs and policies as any other Executive during his period of employment.

              (c) No payment shall be made pursuant to this Agreement if such payment would be in violation of any federal or state law or regulation of any federal or state regulatory authority having jurisdiction over the Company or the Savings Bank or be considered an unsafe or unsound practice by any federal or state regulatory authority having jurisdiction over the Company or the Savings Bank.

         11. Non-Waiver. The failure or refusal of either party to enforce all or any part of, or the waiver by either party of any breach of this Agreement, shall not be a waiver of that party's continuing or subsequent rights under this Agreement, nor shall such failure or refusal or waiver have any effect upon the subsequent enforceability of this Agreement.

         12. Governing Law. This Agreement is being delivered in and shall be governed by the laws of the State of Indiana.

         13. Notice. Any notice, request, instruction or other document to be given hereunder to any party shall be in writing and delivered by hand, telegram, facsimile transmission, registered or certified United States mail return receipt requested, or other form of receipted delivery, with all expenses of delivery prepaid, as follows:

IF TO EXECUTIVE:
M. Brian Davis
700 South Green River Road, Suite 2000
Evansville, Indiana  47715

IF TO COMPANY:
Fidelity Federal Bancorp
700 South Green River Road, Suite 2000
Evansville, Indiana  47715

ATTENTION:  BOARD OF DIRECTORS


         14.  Additional Matters.
              ------------------

              (a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of Company's or Savings Bank's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818(e)(3) and (g)(1)), Company's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, Company shall (i) pay Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

              (b) If Executive is removed and/or permanently prohibited from participating in the conduct of Company's or Savings Bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. ss. 1818(e)(4) or (g)(1)), all obligations of Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties to the Agreement shall not be affected. If Company or Savings Bank is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this provision shall not affect any vested rights of Company or Executive.

              (c) All obligations under this Agreement may be terminated except to the extent determined that the continuation of the Agreement is necessary for the continued operation of Company or Savings Bank: (i) by the Director of the Office of Thrift Supervision, or his or her designee (the "Director"), at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of Company or Savings Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director at the time the Director approves a supervisory merger to resolve problems related to operation of Company or Savings Bank or when Company or Savings Bank is determined by the Director to be in an unsafe and unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                                       EXECUTIVE


                                       /s/ M. BRIAN DAVIS
                                       --------------------------------
                                       M. Brian Davis



                                       FIDELITY FEDERAL BANCORP

                                       By:  /s/ DONALD R. NEEL
                                            ---------------------------
                                            Donald R. Neel, EVP and CFO

ATTEST:

By: /s/ JACK CUNNINGHAM
    -------------------------
    Jack Cunningham, Chairman